Exhibit 5.1

August 6, 2009

Websense, Inc.

10240 Sorrento Valley Road

San Diego, CA 92121

Ladies and Gentlemen:

I am the Sr. Vice President, General Counsel, of Websense, Inc., a Delaware corporation (the “Company”), and as such, I have acted as counsel for the Company in connection with the preparation of a Registration Statement on Form S-8 (the “Registration Statement”) proposed to be filed with the Securities and Exchange Commission (the “SEC”) for the purpose of registering under the Securities Act of 1933, as amended (the “Act”), up to 7,051,935 shares (the “EIP Shares”) of the Company’s Common Stock, $.01 par value per share, which are to be issued pursuant to the Websense, Inc. 2009 Equity Incentive Plan (the “2009 Plan”), and up to 450,484 shares (the “ESPP Shares”) of the Company’s Common Stock, $0.01 par value per share, which are to be issued pursuant to the Websense, Inc. 2000 Employee Stock Purchase Plan (the “2000 Plan”).

In connection with the Registration Statement, I have examined such corporate records, certificates and other documents upon which I have relied and reviewed such questions of law as I have deemed necessary or appropriate for the purposes of this opinion. On the basis of such examination and review, I advise you that in my opinion the EIP Shares and the ESPP Shares, if and when issued and paid for in accordance with the terms of the 2009 Plan and the 2000 Plan, respectively, will be legally issued, fully paid and non-assessable.

I hereby consent to the filing of this opinion with the SEC as an exhibit to the Registration Statement, and to all references to me included in such Registration Statement. In giving such consent, I do not thereby admit that I come within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the SEC thereunder.

Very truly yours,

/s/ Michael Newman
Michael Newman
Sr. Vice President, General Counsel